Exhibit 15.4

上海市浦东新区杨高南路729号陆家嘴世纪金融广场1号楼40层

40/F, Building No.1 of Lujiazui Century Financial Plaza, 729 South Yanggao Road, Pudong District, Shanghai

电话(Tel): +86-21-6106 0889 传真(Fax): +86-21-6106 0890 网址(Website): www.junzejun.com

LEGAL OPINION

April 9, 2021

To: BIT Mining Limited

14F, West Side, Block B, Building No. 7

Shenzhen Bay Eco-Technology Park

Nanshan District

Shenzhen, 518115

People’s Republic of China

Re: Legal Opinion on Certain PRC Law Matters

Dear Sir or Madam,

A.	Introduction

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this legal opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue a legal opinion on the PRC Laws (as defined below).

This legal opinion (the “Opinion”) is furnished pursuant to the instructions of BIT Mining Limited (the “Company”) on the captioned matters, and is delivered to the Company for the purposes of the Annual Report of 2020 (the “Annual Report”). The Company may not, without our prior written consent, use this opinion for any other purpose.

B.	Definitions and Assumptions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Loto Information”	means Loto Interactive Information Technology (Shenzhen) Co., Ltd. (乐透互娱信息技术（深圳）有限公司), a company incorporated under the PRC Laws, as wholly owned subsidiary of Brighten Express Limited;
“Zhejiang Keying”	means Zhejiang Keying Huancai Information Technology Co., Ltd. (浙江科盈环彩信息技术有限公司)，a company incorporated under the PRC Laws, as a variable interest entity of the Company;

“Shenzhen Lewan”

means Shenzhen Lewan Wuxian Information Technology Co., Ltd. (深圳乐玩无限信息技术有限公司)，a company incorporated under the PRC Laws, as a subsidiary of Loto Information, Loto Information holding 51% shares of it;

“Beijing Lewan”	means Beijing Lewan Wuxian Information Technology Co., Ltd. (北京乐玩无限信息技术有限公司)，a company incorporated under the PRC Laws, as a variable interest entity of the Company;
“Governmental Authorizations”

means all approvals, consents, certificates, authorizations, filings, registrations, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

“PRC Authorities”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC;
“PRC Laws”	means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof;
“PRC Group Entities”	means Loto Information, Zhejiang Keying, Shenzhen Lewan and Beijing Lewan.

For the purpose of rendering this opinion, we have reviewed the copies of the documents provided to us by the Company and the PRC Group Entities as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, the corporate tree of the Company listed in Appendix A hereof, copies of the agreements listed in Appendix B hereof (the “Corporate Structure Contracts”) and the certificates issued by the PRC Authorities and officers of the relevant PRC Group Entities (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed without further inquiry:

i.

all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same. All Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies or scanned copies conform to the originals;

ii.	the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual statements contained in such Documents;

iii.

that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

iv.

that all information provided to us by the Company and the PRC Group Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

v.	that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

vi.

that all parties other than the PRC Group Entities have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

vii.	that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Authorities by lawful means in due course; and

viii.	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

C.	Opinion

Based on our review of the Documents and our understanding of the current PRC Laws, subject to the assumptions above and the Qualifications (as defined below), we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

i.

Each of the PRC Group Entities is validly existing with limited liability under the PRC Laws and has full power, authority, legal right to enter into, execute, assume, deliver and perform its obligations under each of the Corporate Structure Contracts to which it is a party and has duly executed and delivered each of the Corporate Structure Contracts.

ii.

Each of the Corporate Structure Contracts is valid and legally binding under the PRC Laws, and the obligations undertaken by and the rights granted to each party to the Corporate Structure Contracts are legally permissible under PRC Laws. It’s pertinent to note that the pledge on equity interest in Zhejiang Keying and Beijing Lewan, respectively, would not be deemed validly established until it is registered with the competent PRC Authorities. However, there are substantial uncertainties with regard to the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

iii.

To our best knowledge after a limited-scope search through the Internet (i.e. the website of China Judgments Online, the website of Beijing Court, the website of Zhejiang Court and the website of Public Information of Enforcement in China), there was no legal proceeding which had challenged the legality, effectiveness or validity of the Corporate Structure Contracts and/or the transactions contemplated thereby.

This opinion is subject to the following qualifications (the “Qualifications”):

i.

Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.

The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.

Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstances in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.

This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. There are substantial uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the PRC Authorities will ultimately take a view that is not contrary to our opinion stated above.

v.

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Group Entities and PRC government officials.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently. We hereby consent to the use of this opinion in the Annual

Report. This opinion is delivered solely to the Company and solely for the purpose of and in connection with the Annual Report on the date of this opinion and may not be relied upon by any other person or used for any other purpose without our prior written consent.

Yours sincerely,

JunZeJun Law Offices (Shanghai Office)

Appendix A Corporate Tree of the Company up to Dec. 31, 2020

Appendix B List of Corporate Structure Contracts of the PRC Group Entities

1.	Zhejiang Keying

(1)	Financial Support Agreement entered into among Brighten Express Limited, Loto Information, Zhang Jiao and Zhao Xin dated April 12, 2018.
(2)	Exclusive Option Agreement entered into among Loto Information, Zhang Jiao, Zhao Xin and Zhejiang Keying dated April 12, 2018.
(3)	Equity Interest Pledge Agreement entered into among Loto Information, Zhang Jiao and Zhao Xin dated April 12, 2018.
(4)	Shareholder’s Voting Power Assignment Agreement entered into among Loto Information, Zhang Jiao, Zhao Xin and Zhejiang Keying dated April 12, 2018.

2.	Beijing Lewan

(1)	Financial Support Agreement entered into among Shenzhen Lewan, Peng Jiali and Chen Yuxiang dated March 6, 2018.
(2)	Exclusive Option Agreement entered into among Shenzhen Lewan, Beijing Lewan, Peng Jiali and Chen Yuxiang dated March 6, 2018.
(3)	Equity Interest Pledge Agreement entered into among Shenzhen Lewan, Peng Jiali and Chen Yuxiang dated March 6, 2018.
(4)	Shareholder’s Voting Power Assignment Agreement entered into among Shenzhen Lewan, Beijing Lewan, Peng Jiali and Chen Yuxiang dated March 6, 2018.